EXHIBIT 4.55
STANDARD COURT EAST & WEST, LLC
9002 Red Branch Road Columbia, Maryland 21045
410-997-1500
July 23, 2001
CERTIFIED MAIL RETURN RECEIPT REQUESTED
Mr. Steve Aasen - V.P. Business Controls
Metso Automation
10333 Southport Road, S.W. — Suite 200
Calgary, Alberta, Canada T2W 3X6

Re:	Renewal Option for 9160 Red Branch Road
Suite W-7
Columbia, Maryland 21045
Dear Mr. Aasen:
     Thank you for your letter dated July 19, 2001 advising me that you are renewing your lease for an additional three years in accordance with SECTION 35 of the Lease dated December 26, 1998. Exhibit D of that Lease gives the new rental rates.
     We are happy that you have decided to remain in our facility for another three years. If there is any way in which I can be of assistance to you, please do not hesitate to contact me.

Very Truly Yours,

STANDARD COURT EAST & WEST, LLC

/s/ Martin S. Himeles, Sr.
Martin S. Himeles, Sr.

/s/ Jackie Norden
800 952.9729 ext. 207
443 745 4829
ellicotjsn@aol.com

STANDARD COURT EAST & WEST, LLC
9002 Red Branch Road
Columbia, Maryland 21045
July 9, 2001
Ms. Brenda Heideger
% Metso Automation
9160 Red Branch Road Suite W8
Columbia, Maryland 21045

Re:	Agreement of Lease dated 12/26/98 Dear Ms. Heideger:
     Thank you for your letter dated June 26th advising me that you would like to change the Renewal Option in your lease to an additional two [2] years with the third year being optional. We will agree to the following:
     We will extend the lease for two [2] additional years, with the monthly rent for the first year to be $ 4,850.00 and the monthly rent for the second year to be $ 5,335.00. The rent for the third optional year would be at a rental rate which is then current in Standard Court.
     As you probably know, rental rates in Columbia are considerably higher now than they were a few years ago. The rental rates quoted above are still below those being paid by most of the other tenants.
     If you or Mr. Aasen would like to speak to me about the above, please call me at 410-997-1500. If you wish me to prepare an amendment to your lease, for your signature, with the above rates indicated, please let me know, and I will proceed in that direction.
     You have been an excellent tenant, and we are happy to be able to cooperate with you in extending your lease.

Very Truly Yours,

STANDARD COURT EAST & WEST, LLC

/s/ Martin S. Himeles, Sr
Martin S. Himeles, Sr